EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 19, 1999, relating to the financial statements and financial statement schedule, which appeared in ProxyMed, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the reference to our firm under the heading "Experts."

PricewaterhouseCoopers LLP

Miami, Florida
May 5, 1999